EXHIBIT 10.3


BLUESTAR HEALTH INC. ANNOUNCES A CHANGED BUSINESS FOCUS THROUGH BIO-DIESEL ACQUISITION AFTER RESCISION OF GOLD LEAF HOME PURCHASE.



Sugar Land, Texas - February 27, 2007 - BlueStar Health, Inc, (OTCPK: BLSH -
News) announced it has entered into an agreement to acquire Zeon Fuel, Inc., a privately held Texas corporation. The agreement to acquire Zeon Fuel requires shareholder approval of both BlueStar and Zeon shareholders, BlueStar shareholder approval of changes to the capital structure of BlueStar, and the fulfillment of other conditions typical of such agreements.

BlueStar has determined the emerging bio-fuel industry offers an opportunity to build shareholder value. The Company identified Zeon Fuel, Inc., as a bio-diesel company through which it could profitably enter the bio-diesel market. Zeon was formed in 2006 to purchase bio-diesel fuel from producers, facilitate its blending with traditional petroleum based diesel fuels and distribute the blended product primarily through truck stops. The Company and Zeon have entered into a definitive agreement whereby BlueStar will acquire Zeon and Zeon will merge into BlueStar in exchange for 2,000,000 shares of BlueStar Convertible Preferred shares. The convertible preferred shares will later convert into BlueStar common stock representing 80% of the common shares of BlueStar then outstanding on a fully diluted basis.

The company's entry into the bio-diesel business and acquisition of Zeon has been made possible by the recent rescission of BlueStar's attempted purchase of assets from Gold Leaf Homes, Inc. a Texas homebuilder. While the attempted acquisition of Gold Leaf Homes assets in 2006 was expected to benefit BlueStar, closing the transaction became impracticable and the transaction was rescinded. No Gold Leaf assets were transferred to BlueStar. In connection with the rescission, Tom Redmon, the president of Gold Leaf who became president and sole director of BlueStar pursuant to the asset purchase agreement, appointed Richard
M. Greenwood as his successor director and president of BlueStar and resigned from all positions with BlueStar. The parties continue to discuss the most appropriate means for bringing both BlueStar and Gold Leaf as closely as possible into the positions they enjoyed prior to entering into the rescinded transaction. These discussions are expected to be concluded prior to closing the acquisition of Zeon.

This news release includes comments that may be deemed forward-looking within the meaning of the safe harbor provisions of the U.S. Federal Securities Laws. These include, among other things, statements about expectations of future events or transactions, sales of products or performance. Forward-looking statements are subject to risks and uncertainties that may cause the company's results to differ materially from expectations. These risks include the company's ability to complete the transactions, which remain subject to various contractual contingencies, successful completion of negotiations related to the Gold Leaf rescission, completion of due diligence investigations, obtaining shareholder and any regulatory approvals, having necessary financing in time to meet contractual obligations, and other such risks as the company may identify and discuss from time to time, including those risks disclosed in the company's current and future filings with the Securities and Exchange Commission. Accordingly, there is no certainty that the company's plans will be achieved.

For further information contact:

Richard Greenwood
President
BlueStar Health, Inc.
1 (281) 207-5487